February 8, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Ceramics Process Systems Corporation (copy attached) which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company`s Form 8-K report dated February 8, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Sansiveri, Kimball & McNamee LLP